Exhibit 99.2

DTE Energy
Preliminary Summary of Key Provisions of Detroit Edison
Final Rate Order

November 30, 2004

TO THE INVESTMENT COMMUNITY1:

On Tuesday, November 23, 2004, the Michigan Public Service Commission (MPSC) issued its final order on Detroit Edison’s request for rate relief. This document provides a summary of the order. Detroit Edison appreciates the hard work of the MPSC and its staff in completing this case, which was one of the largest and most complex in the state’s history.

We believe the rate order provides significant rate relief that will enhance Detroit Edison’s financial stability. In addition, the rate order outlines a process and a projected end date to resolve the issue of rate subsidies related to Electric Choice.

(A)	Base Rate Increase
The MPSC determined that Detroit Edison has a base rate revenue deficiency of $336 million in 2004. This amount is an increase of $82 million over the $254 million recommended by the administrative law judge (ALJ) in his August proposal for decision (PFD). In its November 2003 revised request, Detroit Edison requested a base rate increase of $553 million, which it further revised in the second quarter 2004 to $583 million.

The primary differences in revenue deficiency between the MPSC’s final rate order and the ALJ’s PFD are the impact of an increase in Electric Choice sales losses, the elimination of the merger control premium and the elimination of third-party sales to

[1] This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s “DTE Energy” and Detroit Edison’s, 2003 Form 10-K (which section is incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy’s and Detroit Edison#s actual results to differ materially, including, but not limited to, the speed and nature of regulatory approvals. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

mitigate Electric Choice losses. The final order also raised the volume of 2004 Electric Choice sales losses to 9,250 GWh, consistent with Detroit Edison’s estimate. This increases the MPSC’s approved revenue deficiency by approximately $92 million. Also, the order eliminates the roughly $46 million revenue deficiency associated with the MCN Energy merger control premium, contrary to the ALJ’s recommendation that the merger control premium be included for purposes of setting new rates. Finally, the MPSC order does not require Detroit Edison to use revenue from third-party power sales to offset a portion of Electric Choice margin losses. The net impact of this ruling is a $35 million increase in the revenue deficiency and the resulting rate increase.

In addition to the $336 million total revenue deficiency, the final order allows Detroit Edison, beginning in 2005, to recover from customers the discounts provided to special manufacturing contract (SMC) customers of $38 million, resulting in an overall base rate increase of $374 million. Table 1 reconciles the PFD with the MPSC’s final rate order.

Table 1: Base Rate Increase in Final Rate Order
($ millions)

Revenue deficiency per PFD	$253.836
MPSC Staff exceptions	0.536

Adjusted revenue deficiency per PFD	254.372
Revision of choice volume from 7,565 to 9,250 GWh	91.528
Elimination of the MCN Energy merger control premium	(46.224)
Change in short-term debt rate from 2% to 2.3%	0.791
Elimination of mitigation sales	35.345

Revenue deficiency per final rate order	335.812
Recovery of SMC discounts	37.845

Overall base rate increase	$373.657

(B)	Surcharge to Recover Accrued Regulatory Assets
The MPSC’s final order, similar to the ALJ’s and MPSC staff’s recommendations, authorizes recovery of regulatory asset balances through three mechanisms. Table 2 summarizes the total recoverable regulatory assets.

First, the final order authorizes the recovery of accrued regulatory assets over a five year period using a regulatory asset recovery surcharge (RARS) collectable from all full service electric customers as their rate caps expire. The total amount to be collected is estimated to be $241 million, and it includes costs associated with Clean Air Act compliance, deferred Midwest Independent System Operator (MISO) transmission fees, deferred excess capital expenditures, and carrying costs of 9.74% on unrecovered balances.

Second, the final order authorizes a charge of 0.5 mill/kWh to recover Electric Choice implementation costs of $100 million from all customers. This charge will not be implemented until 2006 once all of the current rate caps have expired, and it will include carrying costs of 7% on unrecovered balances.

Third, the final order authorizes recovery of $43.6 million in historical stranded costs incurred in 2002, 2003 and January and February 2004[2]. This amount was determined using the MPSC’s approved production fixed cost revenue deficiency methodology. The final rate order established transition charges of 3 mill/kWh for secondary (small and medium business) Electric Choice customers and 1 mill/kWh for primary (large business) Electric Choice customers to recover these historical stranded costs. These charges differ from the uniform 4 mill/kWh transition charge for both primary and secondary customers established in the MPSC’s February 2004 interim rate order.
Table 2: Estimated Recoverable Regulatory Assets ($ millions)

	Cumulative
	Regulatory		Annual Cost Recovery
	Asset Amount		2005		2006	2007
Clean Air Act	138
Capital in excess of book depreciation	21
MISO transmission cost deferral	82

	241	(A)	22	(B)	57	57
Electric Choice implementation costs	100		0		28	28
Stranded costs	44		16		16	TBD	(C)

Recoverable regulatory assets	385		38		101	85	+

(A)	Includes estimated deferrals through 2005

(B)	$22 million recovered in 2005 due to residential rate cap

(C)	Final order provides for true-up of 2004 & 2005 stranded costs which may create additional regulatory assets and subsequent future cost recovery

(C)	Collection of Future Stranded Cost (Net Generation Lost Margin)
Both the ALJ and the MPSC staff recommended the collection of future stranded costs by proposing that Detroit Edison be allowed to retain 90% of the net third-party revenue earned from wholesale mitigation sales equal to 110% of each year’s Electric Choice sales.

However, the MPSC’s final order rejects this proposal, stating, “...the MPSC is not prepared to effectively require Detroit Edison to sell off a slice of its generation on

[2] Incurred prior to the issuance of the Interim Order on February 20, 2004; however, as explained below, any additional 2004 stranded costs will be part of the 2004 stranded cost true-up process.

the open market at the same time that the utility’s bundled customer find themselves dependent on additional resources during peak summer hours,” finding that it is not in the customers’ best interest to assign a portion of the costs of Detroit Edison’s generation to be recovered in the wholesale electric market. The effect of the MPSC’s not approving wholesale mitigation sales results in a net $35 million increase in Detroit Edison’s revenue deficiency.

The final order incorporates the generation lost margin associated with approximately the current level of Electric Choice sales into base rates. Because rate caps do not expire until January 1, 2006, the MPSC determined that there is a need to true-up stranded costs for at least 2004. The MPSC also recognized that Detroit Edison can file additional annual stranded cost true-up proceedings if it deems appropriate to do so, pursuant to Public Act 141.

Specifically, the MPSC found that there is a need for a comprehensive true-up of the 2004 PSCR and production fixed cost stranded costs. This true-up case must be filed by March 31, 2005 and will reflect the entire 2004 calendar year, including changes in Electric Choice sales levels from those in the interim and final orders as well as the impact of rate caps. Based upon these criteria, we anticipate that the MPSC will find that Detroit Edison experienced additional stranded cost during 2004 that are not recovered in current rates or surcharges.

(D)	Power Supply Cost Recovery Factor (PSCR)
The MPSC’s final order directs that transmission costs and fees paid to the MISO be included in the PSCR going forward. Additionally, costs associated with NOX credits will be included in the PSCR and chargeable to customers; however, costs associated with SOX credits will not be included at this time.

(E)	Cost of Capital and Other Items
The MPSC order is based on a permanent capital structure of 54% debt and 46% equity and an 11% return on equity (ROE). This finding is consistent with the MPSC staff’s recommendations and the ALJ’s PFD. The MPSC determined Detroit Edison’s rate base to be $7,123,562,000, also consistent with the MPSC staff recommendation.

The MPSC order granted full cost recovery of $550 million of Clean Air Act environmental expenditures. We believe that future mandated environmental expenditures will also be recovered through base rates, similar to other prudently incurred capital expenditures.

Also, the MPSC order established a mechanism to manage changes in pension costs. The order set a pension cost (FASB 87 expense) level in base rates. The difference between the pension cost level and actual expense as determined by FASB 87 will be deferred as a regulatory asset or liability. An annual true-up proceeding will be conducted by the MPSC to establish a surcharge or credit to recover or refund the regulatory asset or liability. In addition, the MPSC order required Detroit Edison to propose a similar cost recovery tracking mechanism for retiree health care costs in the next rate case.

(F)	Summary of Structural Changes to the Electric Choice Program The MPSC ordered a series of changes to the existing Electric Choice program regarding return to full utility service:

•	Once a customer leaves for Electric Choice, the customer will not be able to return to Detroit Edison’s full service rates for two years.

•	The Electric Choice customer will have to provide notice by December 1 to return to full service the following June 1 or later.

•	Electric Choice customers giving notice must return to bundled service and must remain on bundled rates for at least one year following their return.

•	Electric Choice customers have until December 31, 2004 to decide whether to provide notice to return to full service rates in summer 2005.

•	Customers who fail to give the appropriate notice or do not stay on Electric Choice for two years are required to pay the higher of the applicable tariff energy price plus 10%, or the market price of power plus 10%, for any power taken from Detroit Edison.

The MPSC’s final rate order increases the delivery charge (RAST) for secondary (small and medium business) customers to prevent increasing the current rate differential that exists between bundled and Electric Choice customers for distribution charges.

The MPSC ordered Detroit Edison to file a rate unbundling/deskewing case by March 23, 2005. The MPSC anticipates that this proceeding will be completed in time to have new rates in effect no later than January 1, 2006. This case will address separating the generation and distribution components of Detroit Edison retail rates as well as the rate subsidization that is reflected in Detroit Edison’s current rate structure.

(G)	Other Issues
The final order requires Detroit Edison to implement a renewable energy program, and to begin collecting a five cent per meter per billing cycle charge to cover any short-fall in revenue collected from the sale of renewable energy under the to-be-designed program.